Exhibit 21

Subsidiaries of Registrant

TieTek Technologies, Inc., a Texas corporation

TieTek LLC, a Delaware limited liability company

EET Holdings, Inc., a Texas corporation

GAIA Technologies, Inc., a Texas corporation

NATK RII, Inc., a Texas corporation

NATK IPF, Inc., a Texas corporation